Exhibit 5.1

Rooms 4301-10, 43/F., Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong SAR, PRC

Tel: +852 2820 5600     Fax: +852 2820 5611

Beijing  ●  Shanghai  ●  Shenzhen  ●  Hong Kong  ●  Haikou  ●  Wuhan  ●  Singapore  ●  New York  ●  Silicon Valley

www.hankunlaw.com

January 27, 2026

Picard Medical, Inc.

1992 E Silverlake

Tucson AZ 85713

To the Addressee Stated Above:

We have acted as counsel to Picard Medical, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale of up to 18,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issuable pursuant to the terms and in the manner set forth in the Amended and Restated 2021 Equity Incentive Plan (the “Plan”).

We have examined the Registration Statement, to be filed with the Securities and Exchange Commission (the “Commission”) under the under the Securities Act of 1933, as amended (the “Act”); (ii) the Second Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated Bylaws of the Company, as currently in effect; (iv) the Plan; and (v) unanimous written consents of the board of directors of the Company relating to, among other things, the approval of the Plan, the reservation for issuance of the Shares issuable thereunder and the filing of the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that (a) the Shares to be delivered under the Plan may be purchased on the open market and (b) at the time of issuance of any Shares that are not issued and outstanding on the date hereof, (i) the board of directors of the Company has taken all necessary corporate action to authorize and approve the issuance of such Shares and (ii) the Company has received payment for such Shares in accordance with the Plan.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Han Kun Law Offices LLP
Han Kun Law Offices LLP